PRESS RELEASE

FOR IMMEDIATE RELEASE

04-06

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600

QUANTA SERVICES REPORTS FIRST QUARTER RESULTS

HOUSTON — May 5, 2004 — Quanta Services, Inc. (NYSE:PWR) today announced results for the three months ended March 31, 2004.

     Revenues in the first quarter of 2004 were $355.0 million compared to revenues of $367.1 million in the first quarter of 2003. For the first quarter of 2004, the net loss attributable to common stock was $11.7 million, or a loss of $0.10 per share compared to a net loss attributable to common stock of $2.7 million, or a loss of $0.03 per share, in the first quarter of 2003.

     “We were disappointed in our earnings for the first quarter which, due to seasonality, is our most unpredictable quarter. However, revenues were solidly within our February 26th guidance range of $340 million to $360 million, cash flow continues to be positive and margins improved in both February and March,” said John Colson, chairman and chief executive officer of Quanta Services. “We remain optimistic about the future of our business and will maintain our focus on improving margins and strategically positioning the company for immediate and future opportunities.”

     The company also announced that Luke Spalj, President of the Telecommunications and Cable Television Division will be leaving the company to pursue other opportunities. “We wish Luke the best in his new endeavors,” Colson stated. “The organization of this division will change only slightly, with a new president to be announced in the near future.”

— MORE —

OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any business combinations or divestitures that may be completed after March 31, 2004.

     Quanta expects revenues for the second quarter of 2004 to range from $380 million to $410 million and diluted earnings per share to be between $0.02 and $0.05. Recent spikes in aluminum, copper, steel and other commodity prices, among other things, could affect Quanta’s customers’ capital spending decisions in the short term. Quanta will update full year guidance after the second quarter bidding season has been completed and visibility has improved.

     Quanta Services has scheduled a conference call for May 5, 2004, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2193 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public also will have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available and may be accessed by calling (303) 590-3000 and using the pass code 578941. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of revenues, earnings per share and growth in certain markets that are based on management’s belief as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to successfully implement cost saving measures and to effectively integrate the operations of existing and acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.

- Tables to follow -

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations
For the Three Months Ended March 31, 2004 and 2003
(In thousands, except per share information)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$354,997	$367,129
Cost of services	328,273	329,372

Gross profit	26,724	37,757
Selling, general & administrative expenses	43,370	38,970

Income (loss) from operations	(16,646)	(1,213)
Interest expense	(6,366)	(7,964)
Other, net	301	216

Income (loss) before taxes	(22,711)	(8,961)
Provision (benefit) for taxes	(11,017)	(4,118)

Net income (loss)	(11,694)	(4,843)
Dividends on preferred stock, net of forfeitures	—	(2,109)

Net income (loss) attributable to common stock	$(11,694)	$(2,734)

Basic and diluted income (loss) per share	$(0.10)	$(0.03)

Shares used in computing basic and diluted income (loss) per share	113,918	104,073

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$195,680	$179,626
Accounts receivable, net	319,063	358,698
Costs and estimated earnings in excess of billings on uncompleted contracts	55,686	51,619
Inventories	26,042	23,809
Prepaid expenses and other current assets	57,856	62,341

Total current assets	654,327	676,093
PROPERTY AND EQUIPMENT, net	337,786	341,542
ACCOUNTS AND NOTES RECEIVABLE, net	34,358	34,327
OTHER ASSETS, net	25,071	25,591
GOODWILL AND OTHER INTANGIBLES, net	388,817	388,882

Total assets	$1,440,359	$1,466,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$3,612	$5,034
Accounts payable and accrued expenses	184,222	175,445
Billings in excess of costs and estimated earnings on uncompleted contracts	17,609	18,911

Total current liabilities	205,443	199,390
LONG-TERM DEBT, net of current maturities	46,962	58,051
CONVERTIBLE SUBORDINATED NOTES	442,500	442,500
DEFERRED INCOME TAXES AND OTHER NON- CURRENT LIABILITIES	91,407	103,362

Total liabilities	786,312	803,303

STOCKHOLDERS’ EQUITY	654,047	663,132

Total liabilities and stockholders’ equity	$1,440,359	$1,466,435

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